EXHIBIT 3.4

THIS WARRANT AND THE SHARES ISSUABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933 ("ACT"), AND THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

                             STOCK PURCHASE WARRANT

               RIGHT TO PURCHASE __________ SHARES OF COMMON STOCK

THIS CERTIFIES THAT _________________________ ("Holder") is entitled to purchase, on or before April 30, 2002, _______________ (________) shares of the common stock ("Common Stock") of VALUESTAR CORPORATION (the "Corporation") upon exercise of this Warrant along with presentation of the full purchase price. The purchase price of the common stock is equal to Seventy Five Cents ($0.75) per share (the "Exercise Price"). This Warrant (which is one of five individual warrants exercisable into an aggregate of 150,000 shares) is granted in consideration of the payment by Barron Chase Securities, Inc. pursuant to that certain consulting agreement, dated April 30, 1997, between Barron Chase Securities, Inc. and the Corporation.

1. Net Issuance Option. At the option of Holder, in lieu of payment of the Exercise Price for the Shares, the Holder may request in writing that the Corporation issue to it the net Shares issuable determined in accordance with the following formula:

         NS       =        WS - [EP/CMP x WS]
         NS       =        New Shares
         WS       =        No. of Shares issuable upon exercises of the warrants
         EP       =        Exercise Price
         CMP      =        Current Market Price as of the date of the request

Upon such surrender of this Warrant and payment for the Shares a written request that the Corporation issue the net Shares in accordance with the foregoing formula, the Corporation shall issue and cause to be delivered within five (5) business days to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate or certificates for the number of full Shares issuable upon the exercise of the Warrants, together with cash in respect of any fractional Share otherwise issuable upon such exercise.

2. Adjustment of Exercise Price and Number of Shares Deliverable Upon Exercise of Warrant. The Exercise Price and the number of Shares purchasable upon the exercise of this Warrant ("Warrant Shares") are subject to adjustment from time to time upon the occurrence of the events enumerated in this paragraph.

(a) In case the Corporation shall at any time after the date of this Warrant:

         (i) Pay a dividend of its shares of its Common Stock or make a distribution in shares of its Common Stock with respect to its outstanding Common Stock;
         (ii)  Subdivide its outstanding shares of Common Stock;
         (iii) Combine its outstanding shares of Common Stock; or
         (iv) Issue any other shares of capital stock by reclassification of its shares of Common Stock;

the Exercise Price in effect at the time of the record date of such dividend, subdivision, combination, or reclassification shall be proportionately adjusted so that Holder shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised prior to such event, Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

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(b) In case the Corporation  shall fix a record date for the issuance of rights, options, or warrants or make a distribution of shares of Common Stock to all (but not less than all) holders of its outstanding Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share (or having a conversion price per share, if a security convertible into Common Stock) less than the market price of the shares (based on the closing price on the record date on NASDAQ or a listed securities exchange of the Corporation's Common Stock, or if no such quote is available, the shareholders equity on the date of the last financial statement divided by the total number of shares outstanding) (the "Market Price"), the Exercise Price to be in effect after such record date shall be determined by multiplying the then current Exercise Price in effect immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible). Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c) In case of any reorganization of the Corporation, or in case of any reclassification or change of outstanding Common Stock issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or split-up or combination of the Common Stock), or in case of any consolidation or merger of the Company with or into another entity (other than a consolidation or merger with a subsidiary or a continuing corporation), or in case of any sale or conveyance to another entity of all or substantially all of the property of the Corporation, then, as a condition of such reorganization, reclassification, change, consolidation, merger, sale, or conveyance, the Corporation or such successor or purchasing entity, as the case may be, shall forthwith provide to Holder a supplemental warrant (the "Supplemental Warrant") which will make lawful and adequate provision whereby Holder shall have the right thereafter to receive, upon exercise of such Supplemental Warrant, the kind and amount of shares and other securities and property which would have been received upon such reorganization, reclassification, change, consolidation, merger, sale, or conveyance by a holder of a number of shares of Common Stock equal to the number of Shares issuable upon exercise of this Warrant immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, or conveyance. Such Supplemental Warrant shall include provisions for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph. The above provisions of this paragraph shall similarly apply to successive reorganizations, reclassifications, and changes of Common Stock and to successive consolidations, mergers, sales, or conveyances.

3. Restrictions on Transfer.

Holder has been advised and understands that the Warrants and the Shares purchasable thereby are characterized as "restricted securities" under the federal securities laws because they are being acquired from Corporation in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.Holder further understands that the certificates evidencing the Shares will bear the following legend: "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

The Holder understands that the Company may place, and may instruct any transfer agent or depository for the Shares to place, a stop transfer notation in the securities records in respect of the Shares.

4. Registration Rights.

Holder shall have the right, at any time and from time to time until April 30, 2002, to include all of the shares purchased or purchasable upon the exercise of this Warrant ( the "Registrable Shares") within any Registration Statement of the Corporation filed by the Corporation covering shares of its Common Stock other than a

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Registration Statement filed solely with respect to any employee benefit plan of the Corporation or an offering solely related to an acquisition or for which such Registrable Shares cannot be appropriately registered. The Corporation shall promptly give written notice to Holder of any intended registration of its Common Stock not less than forty-five (45) days prior to the anticipated effective date of the Registration Statement, and Holder shall, within fifteen
(15) days of receipt thereof, notify the Corporation of the number of Registrable Shares it desires to include in the Registration Statement. The number of Registrable Shares which may be included by the Holder in any such Registration Statement may be restricted by the Corporation if, in the opinion of the Corporation's managing underwriter, the number of shares proposed to be sold by the Holder and by the Corporation in such offering exceeds the number of securities which can be sold in such offering. In such event, the Registrable Shares of Holder to be included within such Registration Statement shall not exceed the number approved for inclusion therein by the Corporation and its managing underwriter. All costs or expenses, incident to the registration, qualification or listing of such securities shall be paid by the Corporation, and the Corporation shall comply with all reasonable requests of Holder made in connection with the registration, qualification, listing or sale of Registrable Shares.

Upon written request of Holders of Warrants for more than 50% of the Warrant Shares the Company shall use its best efforts to file a registration statement on Form S-8 at any time after one year from the date of this Warrant provided that (i) counsel for the Corporation concurs that such shares qualify for registration on Form S-8 at such time, (ii) the average closing bid price of the Common Stock for the last thirty trading days has exceeded $1.50 per share, and
(iii) in the opinion of the Board of Directors such registration will not have an adverse effect on any contemplated corporate actions. Should the Board of Directors opine that the registration could have an adverse effect, then the Corporation may delay registration one time for a period of 90 days.

5. Assignment or Loss of Warrant.

(a) The Holder of this Warrant shall be entitled, without obtaining the consent of the Corporation, to assign its interest in this Warrant, or any of the Warrant Shares, in whole or in part to any person, provided, however, that the transferee, prior to any such transfer, provides the Corporation with a legal opinion, in form and substance satisfactory to the Company, that such transfer will not violate the Act or any applicable state securities or blue sky laws. Otherwise without obtaining the prior written consent of the Company, Holder shall not transfer or assign its interest in this Warrant, or any of the Warrant Shares prior to exercise, in whole or in part to any transferee.

(b) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnification satisfactory to the Company, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

6. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise or exchange of this Warrant all shares of its Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise or exchange of this Warrant. All such shares shall be duly authorized and, when issued upon the exercise or exchange of the Warrant in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than as provided in the Company's articles of incorporation and any restrictions on sale set forth herein or pursuant to applicable federal and state securities laws) and free and clear of all preemptive rights.

7. Arbitration. In the event that a dispute arises between the Corporation and the holder of this Warrant as to any matter relating to this Warrant, the matter shall be settled by arbitration in Alameda County, California in accordance with the Rules of the American Arbitration Association and the award rendered by such arbitrator(s) shall not be subject to appeal and may be entered in any federal or state court located in Alameda County having jurisdiction thereof, and actions or proceedings shall be brought in no other forum or venue.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers and the corporate seal hereunto affixed on this 30th day of April, 1997.

VALUESTAR CORPORATION

/s/ JAMES STEIN
James Stein, President and CEO

/s/ BENJAMIN A. PITTMAN
Benjamin A. Pittman, Secretary

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